As filed with the Securities and Exchange Commission on October 7, 2010

Registration No. 333-160562

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Pre-Effective Amendment No. 12

to

Form S-11

FOR REGISTRATION UNDER THE SECURITIES ACT OF 1933

OF CERTAIN REAL ESTATE COMPANIES

Ellington Financial LLC

(Exact name of registrant as specified in its governing instruments)

53 Forest Avenue

Old Greenwich, Connecticut 06870

(203) 698-1200

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Laurence Penn

Chief Executive Officer

53 Forest Avenue

Old Greenwich, Connecticut 06870

(203) 698-1200

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Daniel M. LeBey Christopher C. Green Hunton & Williams LLP Riverfront Plaza, East Tower 951 E. Byrd Street Richmond, Virginia 23219-4074 (804) 788-8200 (804) 788-8218 (Facsimile)	Valerie Ford Jacob, Esq. Paul D. Tropp, Esq. Fried, Frank, Harris, Shriver & Jacobson LLP One New York Plaza New York, New York 10004 (212) 859-8000 (212) 859-4000 (Facsimile)

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box.  ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐		Accelerated filer	☐
Non-accelerated filer	☒	(Do not check if a smaller reporting company)	Smaller reporting company	☐

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

The purpose of this Amendment No. 12 is solely to file an exhibit to the registration statement as set forth below in Item 36(b) of Part II.

II-1

PART II. INFORMATION NOT REQUIRED IN PROSPECTUS

Item 31.	Other Expenses of Issuance and Distribution.

The following table sets forth the costs and expenses of the sale and distribution of the securities being registered, all of which are being borne by the Registrant.

Securities and Exchange Commission registration fee	$24,501
FINRA filing fee	$24,409
NYSE listing fee	$125,000
Printing and engraving fees	$650,000
Legal fees and expenses	$1,450,000
Accounting fees and expenses	$1,000,000
Blue sky fees and expenses	$15,000
Transfer Agent and Registrar fees	$3,500
Miscellaneous	$100,000

Total	$3,392,410

All expenses, except the Securities and Exchange Commission registration fee, the FINRA filing fee and the NYSE listing fee, are estimated.

Item 32.	Sales to Special Parties.

See the response to Item 33 below.

Item 33.	Recent Sales of Unregistered Securities.

On July 9, 2007, the Company sold 50 common shares to our Manager in reliance on the exemption from the registration requirements of the Securities Act provided by Rule 506 of Regulation D under the Securities Act. All of these shares were sold for a purchase price of $20.00 per share for gross proceeds of $1,000.

On August 17, 2007, the Company sold 10,074,280 common shares to Friedman, Billings, Ramsey & Co., Inc., as initial purchaser (the “Initial Purchaser”). The Company issued these common shares to the Initial Purchaser in reliance on the exemption from the registration requirements of the Securities Act provided by Section 4(2) of the Securities Act. The Initial Purchaser paid the Company a purchase price of $18.60 per share with respect to 6,285,530 of these common shares, $18.80 per share with respect to 1,938,750 of these common shares and $20.00 per share with respect to 1,850,000 of these common shares. Additionally, the Initial Purchaser paid a rebate to the Company of $0.20 per share with respect to 6,285,530 of these common shares. The net proceeds to the Company from the sale of 10,074,280 common shares to the Initial Purchaser was $191,616,464. The Initial Purchaser resold all of these common shares concurrently to (i) Qualified Institutional Buyers (as defined in Rule 144A under the Securities Act) in reliance on the exemption from the registration requirements of the Securities Act provided by Rule 144A under the Securities Act and (ii) investors outside the United States in reliance on the exemption from the registration requirements of the Securities Act provided by Regulation S under the Securities Act. The offering price per common share to Qualified Institutional Buyers under Rule 144A and non-United States persons under Regulation S was $20.00 per share with respect to 8,135,530 common shares and $18.80 per share with respect to 1,938,750 common shares for gross proceeds of $199,159,100. The aggregate Initial Purchaser’s discount was $8,799,742 and the rebate paid by the Initial Purchaser to the Company was $1,257,106.

On August 17, 2007, the Company sold 2,425,720 common shares in a concurrent private placement to “accredited investors” (as defined in Rule 501 under the Securities Act) in reliance on the exemption from the registration requirements of the Securities Act provided by Rule 506 of Regulation D under the Securities Act, with the Initial Purchaser acting as placement agent. All of these shares were sold for a purchase price of $20.00 per share for gross proceeds of $48,514,400. The placement agent received a commission of $1.40 per share with respect to 664,470 of these common shares. No commission was paid with respect to 1,761,250 of these common shares. Additionally, the placement agent paid a rebate to the Company of $0.20 per share with respect to 664,470 of these common shares. The net proceeds to the Company from the private placement of these shares was $47,717,036, total commissions paid to the placement agent was $930,258 and the rebate paid by the placement agent to the Company was $132,894.

On August 17, 2007, the Company granted 375,000 LTIP units to our Manager pursuant to the Entity Incentive Plan. Such grant was exempt from the registration requirements of the Securities Act pursuant to Rule 701 promulgated under the Securities Act.

On August 17, 2007, the Company granted 1,250 LTIP units to Thomas Robards, 1,250 LTIP units to Ronald I. Simon, Ph.D. and 1,250 LTIP units to Edward Resendez as compensation for serving as a director pursuant to the Individual Incentive Plan. Such grants were exempt from the registration requirements of the Securities Act pursuant to Rule 701 promulgated under the Securities Act.

On September 10, 2008, the Company issued 8,733 common shares to our Manager as part of its incentive fee pursuant to our management agreement with our Manager. This issuance was exempt from the registration requirements of the Securities Act provided by Section 4(2) of the Securities Act.

On November 21, 2008, the Company issued 1,250 common shares in exchange for LTIP units held by one of the Company’s directors. This issuance was exempt from the registration requirements of the Securities Act provided by Section 4(2) of the Securities Act.

On December 31, 2008, the Company granted 1,250 LTIP units to Thomas Robards, 1,250 LTIP units to Ronald I. Simon, Ph.D. and 1,250 LTIP units to Edward Resendez as compensation for serving as a director pursuant to the Individual Incentive Plan. Such grants were exempt from the registration requirements of the Securities Act pursuant to Rule 701 promulgated under the Securities Act.

On August 20, 2009, the Company issued 35,221 common shares to our Manager as part of its incentive fee pursuant to our management agreement with our Manager. This issuance was exempt from the registration requirements of the Securities Act provided by Section 4(2) of the Securities Act.

On August 25, 2009, the Company issued 1,250 common shares in exchange for LTIP units held by one of the Company’s directors. This issuance was exempt from the registration requirements of the Securities Act provided by Section 4(2) of the Securities Act.

On October 1, 2009, the Company granted 1,250 LTIP units to Thomas Robards, 1,250 LTIP units to Ronald I. Simon, Ph.D. and 1,250 LTIP units to Edward Resendez as compensation for serving as a director pursuant to the Individual Incentive Plan. Such grants were exempt from the registration requirements of the Securities Act pursuant to Rule 701 promulgated under the Securities Act.

On October 9, 2009, the Company issued 1,250 common shares in exchange for LTIP units held by one of the Company’s directors. This issuance was exempt from the registration requirements of the Securities Act provided by Section 4(2) of the Securities Act.

On November 4, 2009, the Company issued 32,859 common shares to our Manager as part of its incentive fee pursuant to our management agreement with our Manager. This issuance was exempt from the registration requirements of the Securities Act provided by Section 4(2) of the Securities Act.

On February 11, 2010, the Company issued 2,500 common shares in exchange for LTIP units held by one of the Company’s directors. This issuance was exempt from the registration requirements of the Securities Act provided by Section 4(2) of the Securities Act.

On February 17, 2010, the Company issued 9,082 common shares to our Manager as part of its incentive fee pursuant to our management agreement with our Manager. The issuance was exempt from the registration requirements of the Securities Act provided by Section 4(2) of the Securities Act.

On May 10, 2010, the Company issued 1,975 common shares to our Manager as part of its incentive fee pursuant to our management agreement with our Manager. The issuance was exempt from the registration requirements of the Securities Act provided by Section 4(2) of the Securities Act.

On October 1, 2010, the Company granted 1,250 LTIP units to Thomas Robards, 1,250 LTIP units to Ronald I. Simon, Ph.D., and 1,250 LTIP units to Edward Resendez as compensation for serving as a director pursuant to the Individual Incentive Plan. Such grants were exempt from the registration requirements of the Securities Act pursuant to Rule 701 promulgated under the Securities Act.

Item 34.	Indemnification of Directors and Officers.

Section 18-108 of the Delaware Limited Liability Company Act provides that a limited liability company may indemnify any member or manager or other person from and against any and all claims and demands whatsoever. Our operating agreement provides that our directors will not be liable to us, or any subsidiary of ours, or any holder of shares, for monetary damages for any acts or omissions arising from the performance of any of such director’s obligations or duties in connection with us, including breach of fiduciary duty, except as follows: (i) for any breach of the director’s duty of loyalty to us or the holders of the shares; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; or (iii) for any transaction from which the director derived an improper personal benefit. The operating agreement provides that, to the fullest extent permitted by law, we will indemnify our directors and officers or any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of us) by reason of the fact that the person is or was our director, officer, employee, tax matters member or agent, or is or was serving at our request as a director, officer, employee or agent of another company, to the fullest extent permitted by law against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to our best interests, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful.

Each of the persons entitled to be indemnified for expenses and liabilities as contemplated above may, in the performance of his, her or its duties, consult with legal counsel and accountants, and any act or omission by such person on our behalf in furtherance of our interests in good faith in reliance upon, and in accordance with, the advice of such legal counsel or accountants will be full justification for any such act or omission, and such person will be fully protected for such acts and omissions; provided that such legal counsel or accountants were selected with reasonable care by or on our behalf.

We have entered into indemnification agreements with each of our directors and executive officers. The indemnification agreements require, among other things, that we indemnify our directors and executive officers to the fullest extent permitted by law and advance our directors and executive officers all related expenses, subject to reimbursement if it is subsequently determined that indemnification is not permitted.

Item 35.	Treatment of Proceeds from Shares Being Registered.

None of the proceeds will be credited to an account other than the appropriate capital share account.

Item 36.	Financial Statements and Exhibits.

(a) Financial Statements. See page F-1 for an index of the financial statements included in the Registration Statement.

(b) Exhibits. The following exhibits are filed as part of, or incorporated by reference into, this Registration Statement on Form S-11:

Exhibit	Description of Document
1.1*	Form of Underwriting Agreement among Ellington Financial LLC, Ellington Financial Management LLC and the underwriters named therein—superceded by Exhibit 1.2
1.2	Form of Underwriting Agreement among Ellington Financial LLC, Ellington Financial Management LLC and the underwriters named therein

3.1*	Second Amended and Restated Operating Agreement of Ellington Financial LLC

4.1*	Form of Common Share Certificate of Ellington Financial LLC

5.1*	Opinion of Hunton & Williams LLP as to legality of the securities being issued (superceded by Exhibit 5.2)

5.2*	Opinion of Hunton & Williams LLP as to legality of the securities being issued

8.1*	Opinion of Hunton & Williams LLP as to certain U.S. federal income tax matters (superceded by Exhibit 8.2)

8.2*	Opinion of Hunton & Williams LLP as to certain U.S. federal income tax matters

10.1*	Amended and Restated Management Agreement, by and between Ellington Financial LLC and Ellington Financial Management LLC, dated as of July 1, 2009

10.2*†	2007 Incentive Plan for Individuals

10.3*†	2007 Incentive Plan for Entities

10.4*†	Form of LTIP Unit Award Agreement

10.5*	Form of Indemnity Agreement—superceded by Exhibit 10.7

10.6*	Form of Indemnity Agreement—superceded by Exhibit 10.7

10.7*	Form of Indemnity Agreement (Amended and Restated)

21.1*	List of Subsidiaries

23.1*	Consent of Hunton & Williams LLP (included in Exhibit 5.2)

23.2*	Consent of PricewaterhouseCoopers LLP

24.1*	Power of Attorney (included on Signature Page)

*	Previously filed.
†	Compensatory plan or arrangement.

Item 37.	Undertakings.

(a) The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement, certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

(b) Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, or the Securities Act, may be permitted to directors, officers or controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and

Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(c) The undersigned Registrant hereby further undertakes that:

(1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance under Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4), or 497(h) under the Securities Act shall be deemed to part of this registration statement as of the time it was declared effective.

(2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-11 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in New York, New York, on the 7 th day of October, 2010.

ELLINGTON FINANCIAL LLC

By:	/S/ LAURENCE PENN
Name:	Laurence Penn
Title:	Chief Executive Officer and President

Pursuant to the requirements of the Securities Act of 1933, as amended, this Pre-Effective Amendment No. 12 to the registration statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

* Laurence Penn	Chief Executive Officer, President and Director	October 7, 2010

/S/ LISA MUMFORD Lisa Mumford	Chief Financial Officer**	October 7, 2010

* Michael W. Vranos	Director	October 7, 2010

* Thomas F. Robards	Chairman of the Board***	October 7, 2010

* Ronald I. Simon, Ph.D	Director***	October 7, 2010

* Edward Resendez	Director***	October 7, 2010

*By:	/S/ LAURENCE PENN
Laurence Penn As Attorney-in-Fact

**	Principal Accounting Officer
*** Independent	Director

EXHIBIT INDEX

Exhibit	Description of Document
1.1*	Form of Underwriting Agreement among Ellington Financial LLC, Ellington Financial Management LLC and the underwriters named therein—superceded by Exhibit 1.2
1.2	Form of Underwriting Agreement among Ellington Financial LLC, Ellington Financial Management LLC and the underwriters named therein

3.1*	Second Amended and Restated Operating Agreement of Ellington Financial LLC

4.1*	Form of Common Share Certificate of Ellington Financial LLC

5.1*	Opinion of Hunton & Williams LLP as to legality of the securities being issued (superceded by Exhibit 5.2)

5.2*	Opinion of Hunton & Williams LLP as to legality of the securities being issued

8.1*	Opinion of Hunton & Williams LLP as to certain U.S. federal income tax matters (superceded by Exhibit 8.2)

8.2*	Opinion of Hunton & Williams LLP as to certain U.S. federal income tax matters

10.1*	Amended and Restated Management Agreement, by and between Ellington Financial LLC and Ellington Financial Management LLC, dated as of July 1, 2009

10.2*†	2007 Incentive Plan for Individuals

10.3*†	2007 Incentive Plan for Entities

10.4*†	Form of LTIP Unit Award Agreement

10.5*	Form of Indemnity Agreement—superceded by Exhibit 10.7

10.6*	Form of Indemnity Agreement—superceded by Exhibit 10.7

10.7*	Form of Indemnity Agreement (Amended and Restated)

21.1*	List of Subsidiaries

23.1*	Consent of Hunton & Williams LLP (included in Exhibit 5.2)

23.2*	Consent of PricewaterhouseCoopers LLP

24.1*	Power of Attorney (included on Signature Page)

*	Previously filed.
†	Compensatory plan or arrangement